Exhibit 99.4

“We Accelerate Growth” I NDEPENDENT M ARKET R ESEARCH C HINA ’ S N ON - E NGLISH FOREIGN L ANGUAGE T RAINING AND Z HONGKAO , G AOKAO T RAINING M ARKET S TUDY Frost & Sullivan 2021 All the information contained herein (including without limitation data, words, charts and pictures) is the sole property of Frost & Sullivan, treated as highly confidential document, unless otherwise expressly indicated the sources in the report . Should no one copy, reproduce, diffuse, publish, quote, adapt, compile all or any part of the report without the written consent of Frost & Sullivan . In the event of the violation of the above stipulation, Frost & Sullivan reserve the right of lodging claim against the relevant persons for all the losses and damages incurred . Prepared for

Definitions

Terms	Definitions and Introduction
Formal Education 学历教育	A format of education. The curriculum is designed and delivered based on the predetermined teaching program of administrative authorities on education. After graduation, students will be granted with official certificates/diplomas.
Informal Education 非学历教育	It includes many different kinds of training and learning that are not categorised as formal education. Under informal education, students are only able to earn completion certificates that are granted by the institutions which is not officially recognised by the government.
Fundamental Education 基础教育	In this report it is categorised as one sub-sector under formal education. It include four stages including pre-schools education, primary education, lower secondary education and upper secondary education. It does not include secondary vocational education, higher education, adult education, special education schools and correctional work-study schools.
Vocational Education 职业教育	It is also categorised as one sub-sector under formal education. It refers to a format of education that mainly provides three-years vocational education. These schools mainly recruit students with a graduation certificate from middle schools or equal educational records. In this report it excludes adult specialised secondary vocational education.
Junior College 大学专科教育	One key component of higher education. It is also categorised as one sub-sector under vocational education. It refers to a professional education that occurs after secondary education, which usually lasts shorter period than university.
Private Education 私立教育	Private education is distinguished from public education. It refers to education provided by private educational institutions. Private educational institutions are institutions that are established by any non-state organs, including individuals, with non-state financial funds to provide educational services or activities to the public.
School-age Population 学龄人口	School-age population commonly refer to population that are old enough to take formal education but excluding post-graduate education and adult education. These population usually age from 3 to 22 years old in China. In this report, school-age population refer specific to population age from 3 to 17 who are old enough to take primary and secondary education.
Enrolment Rate 入学率	Number of students enrolled as a percentage of total school-age population.

Source: Frost & Sullivan

FROST & SULLIVAN
2

Definitions (Cont.)

Terms	Definitions and Introduction
Student Enrolments 在校生人数	Number of registered students of all grades in a school at certain time point.
Public Expenditure on Education 公共教育支出	Public expenditure is the governmental expenditure on educational business, including investment in educational facilities, campus establishment, salary of teaching staff and so on.
University 本科院校	An institution of higher education and research which grants academic degrees in various academic disciplines. Universities typically provide undergraduate education and postgraduate education, including both regular university and independent college
Gaokao 高考	The College Entrance Exam, also known as the National Higher Education Entrance Examination (普通高等学校招生全国统一考试), is an academic examination held annually in the PRC. It is a prerequisite for entrance into almost all higher education institutions at the undergraduate level in the PRC
Private Education Penetration Rate 民办教育渗透率	The rate refers to the proportion of the student enrolment in private education of certain education phase among the total student enrolment in the same phase.
Primary and Secondary Education 初等及中等教育	Primary and secondary education includes the education provided in primary schools, middle schools and high schools.

Source: Frost & Sullivan

FROST & SULLIVAN 3

China's Nominal GDP Growth

Nominal GDP (China), 2015 – 2024E

	15-19 CAGR	19-24E CAGR
Nominal GDP	9.5%	8.1%



Nominal GDP (Trillion RMB)
160
140
120
100
80
60
40
20
0
68.9
74.6
83.2
91.9
99.1
103.3
114.2
124.7
135.5
146.1
2015
2016
2017
2018
2019
2020E
2021E
2022E
2023E
2024E

- According to the National Bureau of Statistics of China, the Chinese economy grew at a CAGR of 9.5% from 2015 to 2019. Going forward, the Chinese authorities are likely to maintain the consistency and stability of macroeconomic policies so as to maintain macroeconomic stability. In the meantime, structural adjustment of the economy is predicted to be pushed forward strongly by the Chinese authorities to improve the quality and efficiency of economic development. The Chinese economy is likely to transfer from an investment-driven model to a consumption-driven model with the share of final consumption in GDP picking up. Under this trend, the Chinese economy is likely to maintain a sound and healthy development. According to the International Monetary Fund (IMF), the Chinese economy is forecast to keep growing at a CAGR of 8.1% from 2019 to 2024.
- The Chinese authorities are working to mitigate the negative impact of COVID-19 on the economy, with anti-crisis measures, liquidity provision, fiscal measures, and financial support. According to the IMF, while the impact of COVID-19 continues to unfold, the assessment of the World Health Organisation ("WHO") is that with strong and coordinated measures, the spread of the virus in China and globally can yet be contained. The degree of impact of the COVID-19 on China's economy depends on future developments, which are highly uncertain and cannot be predicted. The economy in China has been affected since late January and is expected to recover as enterprises in China have gradually reopened since mid-February 2020. According to the Ministry of Industry and Information Technology of the PRC, by the end of March 2020, 98.6% of the industrial enterprises above designated size (with annual revenue no less than RMB20 million) and over 70% of the small and medium-sized enterprises in China have resumed their operations. By 8 April 2020, the lockdown of Wuhan came to an end. The economy of China is likely to be back to normal and will keep stable in the long term.

Source: National Bureau of Statistics of China; IMF (Oct, 2019)

4 FROST & SULLIVAN

2015 2016 2017 2018 2019 2020E 2021E 2022E 2023E 2024E U.S. 18.2 18.7 19.5 20.6 21.4 22.3 23.2 24.0 24.9 25.8 China 11.2 11.2 12.1 13.4 14.1 15.3 16.6 18.0 19.4 21.0 Japan 4.4 4.9 4.9 5.0 5.2 5.4 5.6 5.8 6.0 6.3 Germany 3.4 3.5 3.7 4.0 3.9 4.0 4.2 4.3 4.5 4.7 U.K. 2.9 2.7 2.6 2.8 2.7 2.7 2.8 2.9 3.0 3.1 France 2.4 2.5 2.6 2.8 2.7 2.8 2.9 3.0 3.1 3.2 30 25 20 15 10 5 0 Nominal GDP (Trillion USD) U.S. China Japan Germany U.K. France 5 Nominal GDP Comparison of China and Developed Countries • China has exceeded Japan in Nominal GDP and become the second largest economy around the world . According to International Monetary Fund, U . S . maintained to be the largest economy in the world and achieved nominal GDP of USD 21 . 4 trillion in 2019 . Compared to U . S . , China has certain gap in terms of nominal GDP . By 2019 , China’s nominal GDP mounted to USD 14 . 1 trillion . In the same year, nominal GDP of Japan, Germany, U . K . , France was around USD 5 . 2 trillion, USD 3 . 9 trillion, USD 2 . 7 trillion and USD 2 . 7 trillion respectively . Even though China is expected to slow down its growth pace of macro economy, it is still likely to maintain a faster growth than other developed countries like U . S . , Japan and European countries in the following years . Source: International Monetary Fund Nominal GDP Comparison (China vs. Selected Developed Countries), 2015 – 2024E

China’s Per Capita Nominal GDP Growth • As total population of China has remained and is expected to remain stable in the future, the growth of per capita GDP is in line with the growing Chinese economy . Per capita nominal GDP in China has kept growing at a fast pace over the past and is expected to maintain the solid growth . For 2019 , the per capita nominal GDP in China has reached RMB 70 . 9 thousand . • In the future, with the sound growth of the Chinese macro economy, the per capita nominal GDP in China is also likely to maintain a steady growth . According to the International Monetary Fund (IMF), the per capita nominal GDP in China is predicted to reach RMB 103 . 1 thousand in 2024 , growing at a CAGR of 7 . 8 % from 2019 . Per Capita Nominal GDP (China), 2015 – 2024E Per Capita Nominal GDP (Thousand RMB) 50.2 Source: National Bureau of Statistics of China; IMF (Oct, 2019) 6 54.1 60.0 66.0 70.9 73.6 81.1 88.3 95.8 103.1 40 20 0 60 80 1 0 0 1 2 0 2 0 15 2 0 16 2 0 17 2 0 18 2 0 19 2 0 20E 2 0 21E 2 0 22E 2 0 23E 2 0 24E 15 - 19 CAGR 19 - 24E CAGR Per Capita Nominal GDP 9.0% 7.8%

2015 2016 2017 2018 2019 2020E 2021E 2022E 2023E 2024E U.S. 56.8 57.9 60.0 62.9 65.1 67.4 69.6 71.8 74.0 76.3 Germany 41.2 42.1 44.3 47.7 46.6 48.0 50.1 52.2 54.2 56.5 France 37.9 38.3 40.1 43.0 41.8 42.6 44.1 45.7 47.2 48.9 U.K. 44.5 40.7 40.0 42.6 41.0 40.4 41.5 42.8 44.3 45.9 Japan 34.6 38.8 38.3 39.3 40.8 43.0 44.6 46.5 48.5 50.6 China 8.2 8.1 8.7 9.6 10.1 10.9 11.8 12.7 13.7 14.8 75 60 45 30 15 0 Per Capita Nominal GDP (Thousand USD) U.S. Germany France U.K. Japan China Source: International Monetary Fund 7 Per Capita Nominal GDP Comparison of China and Developed Countries • Different from the scenario of GDP, there are huge gaps between the per capita GDP of U . S . , Japan, major European countries, and China . In 2019 , the per capita GDP of U . S . , Germany, France, U . K . , Japan were USD 65 . 1 thousand, USD 46 . 6 thousand, USD 41 . 8 thousand, USD 41 . 0 thousand and USD 40 . 8 thousand . China’s per capita GDP in the same year was only USD 10 . 1 thousand . This great gap indicated that China was still at the developing stage in the world . • Although China has lower per capita GDP comparing to U . S . or the major European countries, the country’s per capita GDP keeps growing even under the financial crisis . Given the promising future of the Chinese economy, per capita nominal GDP in China has strong tendency to sustain growth in the coming years . Per Capita Nominal GDP Comparison (China vs. Selected Developed Countries), 2015 – 2024E

China’s Per Capita Disposable Income • Together with the continuous growth in economy and urbanisation, the average income level of Chinese households has also increased continuously in recent years . In 2019 , the per capita annual disposable income has increased to RMB 30 . 7 thousand from RMB 22 . 0 thousand in 2015 , representing a CAGR of 8 . 8% . • The growth of Chinese per capita annual disposable income has demonstrated positive effect on Chinese residents’ purchasing power . Frost & Sullivan estimates that by 2024 , the per capita annual disposable income is expected to increase to RMB 44 . 9 with a CAGR of 7 . 9 % from 2019 . Per Capita Disposable Income (China), 2015 – 2024E Per Capita Disposable Income (Thousand RMB) 22.0 Source: National Bureau of Statistics of China; Frost & Sullivan 8 23.8 26.0 28.2 30.7 31.9 35.2 38.4 41.7 44.9 20 10 0 30 40 50 2 0 15 2 0 16 2 0 17 2 0 18 2 0 19 2 0 20E 2 0 21E 2 0 22E 2 0 23E 2 0 24E 15 - 19 CAGR 19 - 24E CAGR Per Capita Disposable Income 8.8% 7.9%

China’s Per Capita Annual Expenditure on Education • Associating with the increasing annual disposable income, Chinese per capita annual expenditure on education has kept a steady growth, increasing from RMB 718 in 2015 to RMB 1 , 018 in 2019 , with a CAGR of 9 . 1% . • Looking forward, with the increasing in the wealth of Chinese households and Chinese parents’ increasing awareness of the importance of children’s education, the per capita annual expenditure on education is likely to continue to increase in the future and realize a CAGR of 7 . 8 % from 2019 to 2024 . Per Capita Annual Expenditure on Education (China), 2015 – 2024E P e r C a p i ta A n nu a l E x pe n d i ture On Education (RMB) 718 Source: National Bureau of Statistics of China; Frost & Sullivan 9 794 863 914 1,018 1,052 1,159 1,264 1,374 1,483 6 0 0 4 0 0 2 0 0 0 8 0 0 1 0 00 1 2 00 1 4 00 1 6 00 2 0 15 2 0 16 2 0 17 2 0 18 2 0 19 2 0 20E 2 0 21E 2 0 22E 2 0 23E 2 0 24E 15 - 19 CAGR 19 - 24E CAGR Per Capita Expenditure 9.1% 7.8%

Population and Urbanisation (China), 2015 – 2024E • China is the most populous nation in the world . In 2019 , China’s total population reached 1 , 400 . 1 million . In the future, total population of China is estimated to grow at a moderate level, reaching 1 , 416 . 4 million in 2024 . • Due to rapid economic development and the influx of migrants from rural areas to developed areas, China’s urban population has been steadily increasing . China’s rapid economic growth has fueled the unprecedented urbanization of its population since the 1990 s . From 2015 to 2019 , the country’s urban population has increased from 771 . 2 million to 848 . 4 million, with a CAGR of 2 . 4% . During the same period, the urbanization rate in China increased from 56 . 1 % to 60 . 6% . • With continuous urbanization, the urban population is expected to maintain a CAGR of 2 . 3 % from 2019 to 2024 . Under the “National Plan for Promoting Healthy Urbanization ( ǉ ޘഭ׳䘋෾䭷ॆڕᓧਁኅ㿴ࡂ Ǌ )” raised in 2013 , a new - style urbanization is expected to promote urban - rural coordination and reasonable distribution . Accordingly, Frost & Sullivan forecasts that China’s urban population is expected to reach 952 . 7 million by 2024 , and the urbanization rate is likely to increase gradually, reaching 67 . 3 % by 2024 . China’s Population and Urbanisation 603.5 589.7 521.6 501.8 481.9 463.7 20 40 60 80 1 0 0 1 2 0 0 3 0 0 6 0 0 9 0 0 1,2 0 0 1,5 0 0 1,8 0 0 Population (Million) Urbanization (%) 58. 5% 56. 1% 57 .4% 59. 6% 60. 6% 1,414.2 61 .2% 67 .3% 63 .0% 64 .4% 65 .9% 1,411.5 1,408.3 1,3 8 2 . 7 1,374.7 1,416.4 771.2 793.0 813.5 831.4 848.4 859.6 886.7 909.7 932.3 952.7 2015 2016 2017 2018 2019 2020E 2021E 2022E 2023E 2024E Rural Population 1,390.1 1,395.4 576.6 564.0 Note: The urbanisation rate equals urban population divided by total population. Source: National Bureau of Statistics of China; Frost & Sullivan 10 Urba n iza t i o n Rate Urban Po p u la t i o n 1,400.0 1,404.5 551.6 544.9

China’s Population Policy Analysis Crude Birth Rate (China), 1980 – 2019 20 25 30 Crude Birth Rate (‰) 11.90 11.93 12.10 12.08 12.37 12.07 12.95 12.43 1 0 .94 1 0 .48 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019 Crude birth rate decreased from 18.21‰ in 1980 to 11.90‰ in 2010. 15 10 5 • "Family Planning Policy", also known as "One - child Policy", is the key population policy in China . Till now the policy has been implemented over four decades . It was promulgated in the late 1970 s by the central government . The policy advocates delayed marriage and childbearing as well as fewer and better births, especially one - child birth . The policy is enforced by regional government strictly and fines are likely to be imposed if one family has excess children . Under this policy, the Chinese population growth has been kept slow during the past years . • However, stepping into the 21 st century, with the increase of aging population as well as the disappearing of the demographic dividend, the policy has been gradually relaxed, especially in well - developed regions . And in the late of 2013 , the Chinese government announced that it will further relax the policy by allowing families to have two children if one of the parents is an only - child . Driven by the relax of population policy, the crude birth rate is expected to show an upward trend since 2014 . Year 2015 is not a good year in traditional Chinese culture, which leads to the downturn of the birth rate . • According to a key decision issued in November 2015 by the Communist Party of China (CPC), China will loosen its decades - long one - child population policy, allowing couples to have two children . The birth policy will be adjusted and improved step by step to promote long - term balanced development of the population in China . Source: National Bureau of Statistics of China, Frost & Sullivan 11

Yangtze River Delta’s Nominal GDP Growth • Yangtze River Delta comprises of Shanghai, Jiangsu and Zhejiang . The region is the most developed region in China . The GDP of the region increased from RMB 13 . 8 trillion in 2015 to RMB 20 . 0 trillion in 2019 , and is expected to grow to RMB 29 . 7 billion in 2024 . In 2019 , the region occupied around 20 . 4 % of the total GDP of China . Nominal GDP (Yangtze River Delta), 2015 – 2024E 13.8 Source: National Bureau of Statistics of China; Frost & Sullivan 12 15.3 16.8 18.7 20.0 21.0 23.2 25.3 27.5 29.7 10 5 0 15 20 25 30 35 2 0 15 2 0 16 2 0 17 2 0 18 2 0 19 2 0 20E 2 0 21E 2 0 22E 2 0 23E 2 0 24E Nominal GDP (Trillion RMB) 15 - 19 CAGR 19 - 24E CAGR Nominal GDP 9.7% 8.2%

Yangtze River Delta’s Per Capita Nominal GDP Growth • In 2019 , the per capita nominal GDP of Yangtze River Delta is approximately 1 . 7 times of that of China . Going forward, the per capita nominal GDP of the region is forecast to increase at a CAGR of approximately 7 . 9 % from 2019 to 2024 , reaching RMB 179 . 1 thousand in 2024 . Per Capita Nominal GDP (Yangtze River Delta), 2015 – 2024E Per Capita Nominal GDP (Thousand RMB) 86.7 Source: National Bureau of Statistics of China; Frost & Sullivan 13 95.5 104.5 115.5 122.4 128.0 141.0 153.5 166.4 179.1 2 0 0 1 8 0 1 6 0 1 4 0 1 2 0 1 0 0 80 60 40 20 0 2 0 15 2 0 16 2 0 17 2 0 18 2 0 19 2 0 20E 2 0 21E 2 0 22E 2 0 23E 2 0 24E 15 - 19 CAGR 19 - 24E CAGR Per Capita Nominal GDP 9.0% 7.9%

Yangtze River Delta’s Per Capita Disposable Income • In line with the growing macro economy, the per capita disposable income of Yangtze delta increased in the past several years from 2015 to 2019 at a CAGR of approximately 8 . 8% . The income is forecast to grow from RMB 48 . 6 thousand in 2019 to RMB 69 . 5 thousand in 2024 , representing a CAGR of approximately 7 . 4 % during the period . Per Capita Disposable Income (Yangtze River Delta), 2015 – 2024E Per Capita Disposable Income (Thousand RMB) 34.7 Source: National Bureau of Statistics of China; Frost & Sullivan 14 37.7 41.1 44.7 48.6 50.1 55.1 59.8 64.7 69.5 30 20 10 0 40 50 60 70 80 2 0 15 2 0 16 2 0 17 2 0 18 2 0 19 2 0 20E 2 0 21E 2 0 22E 2 0 23E 2 0 24E 15 - 19 CAGR 19 - 24E CAGR Per Capita Disposable Income 8.8% 7.4%

Yangtze River Delta’s Per Capita Annual Expenditure on Education • Residents in Yangtze River Delta spend much more on education comparing with overall China . In 2019 , the per capita annual expenditure on education of Yangtze River Delta region was RMB 2 , 132 , approximately 2 . 1 times of that of China . Going forward, the expenditure on education is likely to keep growing in line with the growth of disposable income . Per Capita Annual Expenditure on Education (Yangtze River Delta), 2015 – 2024E P e r C a p i ta A n nu a l E x pe n d i ture On Education (RMB) 1,456 1,641 1,804 1,929 2,132 2,263 2,522 2,777 3,043 3 5 00 3,307 1 0 00 500 0 1 5 00 2 0 00 2 5 00 3 0 00 2 0 15 2 0 16 2 0 17 2 0 18 2 0 19 2 0 20E 2 0 21E 2 0 22E 2 0 23E 2 0 24E 15 - 19 CAGR 19 - 24E CAGR Source: National Bureau of Statistics of China; Frost & Sullivan 15 Per Capita Expenditure 10.0% 7.2%

Overview of Minority Language Training Services Market in China

Classification of ELT

- Minority languages refer to all the foreign languages other than English. **China MLT (Minority Language Training) Market** is defined as minority language teaching and training services market where students obtain minority language training and training services provided by training institutions. The services could be provided either online or offline. The market is further segmented into interest-oriented MLT, study/work-oriented MLT and Gaokao-oriented MLT.

1	**Interest-oriented MLT**	• Interest-oriented MLT refers to the services for helping students to learn or improve minority language skills, mostly for communication skills. General MLT services do not have clear goals as study/work-oriented MLT or Gaokao-oriented MLT. Most participants of general MLT training services are employers or university students.
2	**Study/Work-oriented MLT**	• Study/work-oriented ELT refers to the services for helping students to achieve high scores in specific language tests such as DELE (Diplomas de Español Como Lengua Extranjera, Diplomas of Spanish as a Foreign Language examination), JLPT (the Japanese Language Proficiency Test), etc. in order to get better offers from foreign universities or enterprises.
3	**Gaokao-oriented MLT**	• In order to be admitted to colleges in China, high school students are required to take the college entrance examinations, or Gaokao (高考). Gaokao is the most critical set of examinations for a student as the results determine whether a student will be able to attend a high-ranked college, or any at all, which in turn has a significant impact on the student's future job prospects. • Students in China could choose minority language instead of English in Gaokao. As minority language exams are generally easier than English in Gaokao and students are able to get a higher score after training, an increasing number of students in China prefer to choose minority language rather than English. Gaokao-oriented MLT services are targeting to help students to get a high score in the minority language exam in Gaokao.

Source: Frost & Sullivan

16

FROST & SULLIVAN

Market Size of Minority Language Training Services Market • The market of minority language training services increased from RMB 10 . 7 billion in 2015 to RMB 21 . 2 billion in 2019 , representing a CAGR of approximately 18 . 6% , mainly due to the growing popularity of minority language among Chinese . In 2020 , the market drops due to the spread of COVID - 19 . However, it is expected that the market will recover soon after the spread of the disease is largely controlled in China . • Going forward, the market is likely to keep the growing trend as minority language talents are becoming increasingly important in China . The market is forecast to grow at a CAGR of approximately 16 . 1 % from 2019 to 2024 , reaching RMB 44 . 7 billion in 2024 . Revenue of Minority Language Training Services Market (China), 2015 – 2024E Revenue (Billion RMB) 10.7 Source: National Bureau of Statistics of China; Frost & Sullivan 17 11.8 14.8 17.3 21.2 14.3 26.3 31.3 37.5 44.7 50 45 40 35 30 25 20 15 10 5 0 2 0 15 2 0 16 2 0 17 2 0 18 2 0 19 2 0 20E 2 0 21E 2 0 22E 2 0 23E 2 0 24E 15 - 19 CAGR 19 - 24E CAGR Revenue 18.6% 16.1%

Major Drivers 1 Growing Number of Students Studying Abroad 2 Increasing Demand for Minority Language Talents 3 Growing Number of Students Participating in minority language test in Gaokao Major Drivers Description Growing Number of Students Studying Abroad Over the past years, the number of Chinese students studying abroad has been growing and China has become the world’s largest student origin country . As of 2019 , the number of students to start studying abroad was 716 , 200 . The CAGR of 2015 to 2019 was approximately 8 . 1% . The number of students studying abroad increased from 1 , 264 , 300 to 1 , 636 , 500 with a CAGR of approximately 6 . 7 % from 2015 to 2019 . Around 25 % of the students choose to study in non - English speaking countries . For example, Chinese students studying in Spain increased from 8 , 400 in 2015 to 13 , 400 in 2019 , representing a CAGR of approximately 12 . 4% . During the same period, Chinese students studying in Japan increased from 94 , 100 to 124 , 400 at a CAGR of 7 . 2% . Basic language skills are needed in order to live and study in these countries . Under these circumstances, an increasing number of Chinese students are enrolled in minority language training institutions before going abroad, which drives the development of minority language training services market . Increasing Demand for Minority Language Talents Chinese enterprises have accelerated their globalization process, creating an increasing demand for bilingual and multilingual talents . Proficiency in minority language is sometimes essential for conducting various business activities across different companies from other countries . Globalization has also raised the standard of career requirements . The awareness of the importance of minority language training has prompted an increasing number of adults to improve their language skills . Growing Number of Students Participating in minority language test in Gaokao The number of students choosing minority language test instead of English keeps growing in recent years in China . The total number increased from 10 . 1 thousand in 2015 to 47 . 6 thousand in 2019 , representing a CAGR of approximately 47 . 3 % during the period . The growing number of participants in minority language test in Gaokao is likely to drive the market in the future . Source: Frost & Sullivan 18 Market Drivers of Minority Language Training Services Market in China

Laws/Measures Enacted/Implemented by Issue Date Notice of the Ministry of Education on Issuing the Scheme of Courses in High School and the Course Standards for Chinese and other Disciplines ( 2017 Edition 2020 Revision) 澦 ݾਃୂҼ й ԭՇޯପ௤ И ર३ސࠄչ ધ ކঈ؆ॠર ३ ߶ ӕ ͧ 2017 ٶ࣍ 202 0 ٶ ғઌ ͨ ङପऽ 澧 Ministry of Education ݾਃୂ 2020 May The notice was issued to regulate the courses set for high school students. Subjects of minority languages including Spanish, Japanese, Russian, German and French are included in the standards, showing that these courses have become regular courses in China. Letter Regarding the Reply to No.0013 (No.006 of Education Catagory) Proposal of the First Session of the 13th CPPCC National Committee 澦 ҼйݺԣԝІهҶ֢ ׹ մѫ আ ▲ࠩ ѫ ઑআ 001 3 ՚ ͧ ݾ ਃঝ 00 6 ՚ ͨ ݕ ࠄঋ ז ङӡ 澧 Ministry of Education ݾਃୂ 2018 Sep In line with the development of One Road One Belt strategy, it has become increasingly important to foster multilingual talents . In the letter, the Ministry of Education paid high attention on the set of courses of minority languages in primary and secondary schools, promoted multilingual curricula and the exams of minority language in Gaokao and enhanced the foster of multilingual talents . Notice of the Teachers’ Affairs Department of Ministry of Education on the Addition of Mental Health Education and other Disciplines in the Primary and Secondary School Teacher Qualification Examinations 澦 ݾਃୂݾ٤ٗҁ՛Ҽ й Иش ؆ ݾ٤ ૏ ࠀৰ ડ ׍Ԇ “ ڶࣲ ҡ ډݾ ਃ ” ঈ ؆ ॠङ ପ ऽ 澧 Ministry of Education ݾਃୂ 2017 Jul Japanese and Russian are added in the primary and secondary school teacher qualification examinations, showing that the ministry of education is promoting the development of minority languages. Source: Frost & Sullivan 19 Policies and Regulations of Minority Language Training Services Market in China

Future Trends and Opportunities Threats and Challenges Source: Frost & Sullivan 20 • Online Education Revolution : With the increasing penetration rate of the Internet and electronic equipment such as laptops and smart phones, the online education market has provided new development opportunities to the minority language training services market . Proper online learning tools and courses, such as live class, are more flexible and convenient for students to arrange study time . The online education enlarges the capability of training service providers as it allows a larger number of students to attend the same class . It also attracts students who are not able to attend offline classes . In addition, new technologies such as big data and artificial intelligence will provide innovation of learning scenes with more this online great accuracy and interactivit y . Under circumstance, the revolution of education is expected to present development potential for the market. Future T rends • Fierce Competition on Resources : The minority language training services market in China has witnessed a growth in the past five years . With limited human resources in the market, it is extremely important for minority language training services providers to compete for talents by paying high - level salary and providing friendly working environment to teachers . Players have been competing for highly qualified teachers, as well as seeking for better school locations to attract students . Market players also need to invest on resources such as online software development, equipment updating and renting expenses . The scarcity of resources has become a big threat to the players, especially for small ones . Future Trends, Threats and Challenges of Minority Language Training Services Market in China

20 1 5 20 1 6 20 1 7 20 1 8 20 1 9 20 2 0E 20 2 1E 20 2 2E 20 2 3E 20 2 4E Total 10.7 11.8 14.8 17.3 21.2 14.3 26.3 31.3 37.5 44.7 Interest - oriented 7.6 8.3 10.4 12.0 14.6 9.2 17.8 19.3 21.9 24.2 Study/Work - oriented 3.0 3.3 4.0 4.7 5.7 3.6 6.9 8.1 9.6 11.4 Gaokao - oriented Source: National Bureau of Statistics of China; Frost & Sullivan 21 0.1 0.2 0.4 0.6 1.0 1.6 2.5 3.9 6.0 9.2 10.7 11.8 14.8 17.3 21.2 14.3 26.3 31.3 37.5 44.7 0 10 20 30 40 50 80 70 60 Revenue Segmentation of Minority Language Training Services Market (1/2) • Interest - oriented segment is the largest segment in the market, accounting for approximately 68 . 9 % of the total market in 2019 . The market is expected to grow to RMB 24 . 2 billion in 2024 . The study/work - oriented segment accounted for approximately 26 . 9 % of the market in 2019 . • Though Gaokao - oriented minority language training services only accounted for approximately 4 . 7 % of the total market in 2019 , the segment grew and is expected to keep growing at the fastest pace in recent years . The segment is forecast to grow at a CAGR of approximately 55 . 9 % from 2019 to 2024 . Revenue of Minority Language Training Services Market, Segmented by Purpose (China), 2015 – 2024E Revenue (Billion RMB) 15 - 19 CAGR 19 - 24E C A G R 18.6% 16.1% 17.7% 10.6% 17.4% 14.9% 77.8% 55.9%

Revenue Segmentation of Minority Language Training Services Market (2/2) • Japanese training services accounts for the largest part in the minority language training services market in China . In 2019 , Japanese took approximately 53 . 8 % of the total market share . • Spanish accounted for approximately 3 . 3 % of the total market in 2019 , increasing from approximately 2 . 8 % of the total market in 2015 . The market is expected to keep the fast growing pace due to the promotion of minority language test in Gaokao . The share of Korea is expected to drop slightly as Korean is not contained in the Gaokao language test . Revenue of Minority Language Training Services Market (China), Segmented by Languages, 2015 – 2024E Revenue (Billion RMB) 70 60 50 40 30 20 10 0 44.7 37.5 31.3 26.3 21.2 14.8 17.3 14.3 10.7 11.8 2015 2016 2017 2018 2019 2020E 2021E 2022E 2023E 2024E Total 10.7 11.8 14.8 17.3 21.2 14.3 26.3 31.3 37.5 44.7 Japanese 5.9 6.5 8.0 9.4 11.4 7.7 14.0 16.6 19.8 23.5 Korean 2.9 3.2 3.9 4.6 5.5 3.7 6.7 7.8 9.2 10.8 French 0.6 0.7 0.9 1.0 1.3 0.9 1.7 2.1 2.6 3.2 Spanish 0.3 0.3 0.4 0.5 0.7 0.5 0.9 1.1 1.4 1.7 German 0.3 0.4 0.5 0.6 0.7 0.5 0.9 1.1 1.4 1.7 Others 0.7 0.7 1.1 1.2 1.6 1.0 2.1 2.6 3.1 3.8 80 Source: National Bureau of Statistics of China; Frost & Sullivan 22 15 - 19 CAGR 19 - 24E C A G R 18.6% 16.1% 17.9% 15.6% 17.4% 14.4% 21.3% 19.7% 23.6% 19.4% 23.6% 19.4% 23.0% 18.9%

466.7 406.3 337.5 Neworld Edu c ation Etym o logy Edu c ation New Oriental Neworld Edu c a ti o n, 2.2% E t y molog y Edu c a ti o n, 1.9% New Orie n ta l , 1.6% Othe r s, 94.3% Top 3, 5.7% 0% 2 0% 4 0% 6 0% 8 0% 1 0 0% Mark e t Concentrati o n (China), 2019 Market Share of Top 3 Providers (China), 2019 Revenue of Top 3 Providers (China), 2019 Unit: RMB Million Source: Frost & Sullivan • China’s minority language training services market is extremely fragmented with top three providers only accounting for 5 . 7 % market in 2019 . • As Japanese training services account for the largest market share in the market, the leading market players mainly focus on Japanese training services . Neworld Education primarily, an integrated minority language training service providers, ranked first place in 2019 . The revenue of Neworld Education was approximately RMB 466 . 7 million, taking approximately 2 . 2 % market share in 2019 . Etymology Educaiton is the second largest minority language training service providers with RMB 406 . 3 million revenue in 2019 . New Oriental ranked at the third place with a market share of 1 . 6 % in 2019 . • The Company generated approximately RMB 33 . 8 million from minority language training services in 2019 , accounting for approximately 0 . 2 % market share in China . Market Size: RMB21.2 Billion Competitive Landscape of China’s Minority Language Training Services Market

16.9 13.9 10.8 New Oriental The Company Se r E d u New Orie n ta l , 2.4% The Compan y , 2.0% Se rEdu, 1.5% Other s , 94.1% Top 3, 5.9% 0% 2 0% 4 0% 6 0% 8 0% 1 0 0% Mark e t Concentrati o n (China), 2019 Market Share of Top 3 Providers (China), 2019 Revenue of Top 3 Providers (China), 2019 Unit: RMB Million Source: Frost & Sullivan • China’s Spanish training services market is also fragmented . In 2019 , the top three providers together took approximately 5 . 9 % market share in terms of revenue . • New Oriental was China’s largest Spanish training service provider with a revenue of RMB 16 . 9 million, accounting for approximately 2 . 4 % market share in 2019 . The Company ranked at the second place with a revenue of RMB 13 . 9 million and took approximately 2 . 0 % market share . SerEdu was the third largest Spanish training service provider in China . The Company accounted for approximately 8 . 9 % in the Spanish Training Services market in Shanghai . Competitive Landscape of China’s Spanish Training Services Market Market Size: RMB0.7 Billion

13.9 7.5 4.5 The Company New Oriental Se r E d u The Compan y , 9.3% New Orie n ta l , 5.0% Se rEd u , 3.0% Other s , 82.7% Top 3, 17.3% 0% 2 0% 4 0% 6 0% 8 0% 1 0 0% Mark e t Concentrati o n (Shanghai), 2019 Market Share of Top 3 Providers (Shanghai), 2019 Revenue of Top 3 Providers (Shanghai), 2019 Unit: RMB Million Source: Frost & Sullivan • Shanghai’s Spanish training services market is relatively concentrated with the top three providers together taking approximately 17 . 3 % market share in terms of revenue . • The Company was Shanghai’s largest Spanish training service provider with a revenue of RMB 13 . 9 million, accounting for approximately 9 . 3 % market share in 2019 . New Oriental ranked at the second place with a revenue of RMB 7 . 5 million and took approximately 5 . 0 % market share . SerEdu was the third largest Spanish training service provider in Shanghai . Competitive Landscape of Shanghai’s Spanish Training Services Market Market Size: RMB0.7 Billion

Entry Barriers Analysis Entry Barriers Brand Recognition • Customers are more likely to choose minority language training institutions with high brand recognition and good brand reputation . Exiting players have established their brand awareness through years of marketing, operating experience and long - term investment . New institutions need a long time of accumulation to establish and raise their brand recognition . Capital Requirements • To enter the market of minority language training services market in China requires large initial investment for the teaching staff resources, rents for learning centres, spending on system development and other related expenses . The investment is also generally an on - going long term investment commitment on top of the initial investment . Therefore, the ability for operators to secure sufficient capital will be critical as they will need to commit into all the investment requirements . Professional Manag e ment • A professional and dedicated management team one of the key factors in the market competition . An experienced management team with expertise in the market ensures the quality of training . It is difficult for new entrants to recruit and incorporate such a professional management team in a short time . • The quality of training is essential to gain success in the minority language training market . The quality and qualifications of educators decide the institutional reputation and client satisfaction, therefore greatly influence the outcome of training . Existing institutions have made great effort to recruit a high - level teaching team including foreign teachers and professional educators to support their business . It’s difficult for new market entrants to establish such a qualified teaching team in a short time . Source: Frost & Sullivan 26 Human Resource

Market Size of Gaokao - oriented Minority Language Training Services Market • The market of Gaokao - oriented minority language training services witnessed a rapid growth from 2015 to 2019 . In 2019 , this segment reached RMB 601 . 5 million, accounting for approximately 3 % of the total minority language training service market . Compared to other segment of minority language training services market, this segment is the only segment that is not strongly impacted by the spread of COVID - 19 in 2020 because Gaokao was held and students participated in the 2020 Gaokao . • Going forward, the market is expected to grow at a CAGR of approximately 73 . 7 % from 2019 to 2024 , reaching RMB 9 . 5 billion in 2024 . Revenue of Gaokao - oriented Minority Language Training Services Market (China), 2015 – 2024E Revenue (Million RMB) 54.8 Source: National Bureau of Statistics of China; Frost & Sullivan 27 95.7 178.3 332.0 601.5 1,056.2 1,841.3 3,239.8 5,616.7 9,516.6 0 2 0 00 4 0 00 6 0 00 8 0 00 1 0 000 2 0 15 2 0 16 2 0 17 2 0 18 2 0 19 2 0 20E 2 0 21E 2 0 22E 2 0 23E 2 0 24E 15 - 19 CAGR 19 - 24E CAGR Revenue 82.0% 73.7%

Major Drivers 1 Fierce Competition 2 Growing Penetration Rate of Minority Language Test in Gaokao 3 Increasing Disposable Income and Expenditure on Education Major Drivers Description Fierce Competition Gaokao is the most critical set of examinations for a student in China as many students and their parents believe that it determines the future of a student . Comparing with English, competition for students who take minority language test in Gaokao is less fierce as the tests are generally easier than that of English . For example, the vocabulary for Japanese test in Gaokao is around 2 , 000 , much less than the number of 3 , 000 thousand in English test . Hence, students who are not good at English may prefer to choose minority languages . The tough competition has and is likely to further drive the development of Gaokao - oriented minority language training services market in China . Growing Penetration Rate of Minority Language Test in Gaokao The penetration rate of minority language test in Gaokao is rather low at current stage . In 2019 , approximately 0 . 5 % of the total students participating in Gaokao chose minority language for the foreign language test . However, the PRC government initiated One Road One Belt strategy in recent years to invest in nearly 70 countries and international organizations . In line with the development of One Road One Belt strategy, the PRC government has noticed that it has become increasingly important to foster multilingual talents in order to cooperate with other countries . For example, the Ministry of Education issued the Letter Regarding the Reply to No . 0013 (No . 006 of Education Category) Proposal of the First Session of the 13 th CPPCC National Committee in September 2018 . In the letter, the Ministry of Education paid high attention on the set of courses of minority languages in primary and secondary schools, promoted multilingual curricula and the exams of minority language in Gaokao and encouraged the development of multilingual talents . In line with the promotion of the minority language tests, it is expected that around 4 % of the total Gaokao takers would choose minority language by 2024 . The growing penetration rate is likely to drive the market in the coming years . Increasing Disposable Income and Expenditure on Education Along with the growth of macro economy, the disposable income of Chinese residents has also witnessed stable growth from 2015 to 2019 . Benefiting from the growing disposable income, the per capita annual expenditure on education in China grew from RMB 1 , 456 in 2015 to RMB 2 , 132 in 2019 . Also, as Chinese parents pay much attention on children’s education and score of Gaokao, it is likely that an increasing share of students choose to take minority language test in Gaokao would participate in training to achieve higher score . The growing spending on training services is likely to sustain and further drive the development of Gaokao - oriented minority language training services market in China . Source: Frost & Sullivan 28 Market Drivers of Gaokao - oriented Minority Language Training Services Market in China

Future Trends, Threats and Challenges of Gaokao-oriented Minority Language Training Services Market in China

Future Trends

- **Opportunities in Tier 3 and Lower Tier Cities:** Compared with residents in tier 1 and tier 2 cities like Beijing and Shanghai, the willingness of taking part in minority language training of residents in tier 3 and lower tier cities is relatively lower due to the high training fee. The market in tier 3 and lower tier cities still shows large potential for market players. As the consumption power of citizens in tier 3 and lower tier cities increases, expanding the business to tier 3 and lower tier cities is likely to be new growth opportunities for the market players who plan to establish branches in these regions.
- **Widespread Use of Technology:** Use of technology is also likely to be a significant trend for Gaokao-oriented minority language training service market. In the recent years, technologies like interactive teaching apps and internet live broadcasting have been applied to the market, and geographic factors would no longer be a limit for players in the market. The application of Internet and technology is likely to create more opportunities for the market.

Future Trends

Threats and Challenges

- **Increasing Labor Costs:** As the labor costs increase in recent years, the Gaokao-oriented minority language training service providers are facing an increasing cost of wages and salaries. As teaching resources are relatively scare in the market, players need to pay higher wages and salaries in order to attract talents. In addition, the learning centres of the institutions are generally located in busy downtown areas in the cities where the rents are high. The increasing operating expenses are a challenge to the operation of Gaokao-oriented minority language training services operators.

Source: Frost & Sullivan

29

FROST & SULLIVAN

Overview of Zhongkao and Gaokao Retake Training Services Market in Yangtze River Delta • China’s primary and secondary education system comprises of nine years of compulsory education in primary and middle schools, followed by three years in high school . Students may then proceed to matriculate colleges or universities . • In order to be admitted to colleges in China, upper secondary school students are required to take the college entrance examinations, or Gaokao . Gaokao is the most critical set of examinations for a student as the results determine whether a student will be able to attend a high - ranked college, or any at all, which in turn has a significant impact on the student’s future job prospects . In addition, there is a gap between the huge number of students and the limited number of quality schools and universities . Due to such fierce competition for quality undergraduate education in China, students prepare themselves fervently for the high school entrance examinations, or Zhongkao, such that they can enter the best high schools in China to increase their chances of entering top universities . Therefore, in order to increase their chances of getting into top universities, students whose Zhongkao or Gaokao results are not satisfactory may study for another year and retake the examinations the next year . Some of these students take the examinations for more than two times . . • Retake training service refers to the tutoring provided to students who decide to retake the exams of Gaokao, hoping that they would get better scores the next year . • Students who would like to retake the examination are generally going to specialized schools that provides retake training services or formal high schools . However, as the Chinese government has prohibited the enrolment of former students in public schools, it is likely that the penetration rate of specialized schools that provides retake training services would grow in the future . Source: Frost & Sullivan Introduction

Number of Students Taking Zhongkao in Yangtze River Delta • The number of students taking Zhongkao increased from 1,039.5 thousand in 2015 to 1,137.4 thousand in 2019, representing a CAGR of approximately 2.3%. • Going forward, the number is likely to increase at a CAGR of approximately 1.9%, reaching 1,248.1 thousand in 2024, mainly due to the two - child policy. Number of Students Taking Zhongkao (Yangtze River Delta), 2015 – 2024E Number of Students (Thousand) 1,039.5 Source: National Bureau of Statistics of China; Frost & Sullivan 31 1,064.7 1,065.4 1,100.3 1,137.4 1,148.2 1,172.2 1,195.3 1,223.4 1,248.1 1 0 00 800 600 400 200 0 1 2 00 1 4 00 1 6 00 2 0 15 2 0 16 2 0 17 2 0 18 2 0 19 2 0 20E 2 0 21E 2 0 22E 2 0 23E 2 0 24E 15 - 19 CAGR 19 - 24E CAGR Number of Students 2. 3% 1. 9%

Enrolment Rate of Formal High Schools in Yangtze River Delta • The enrolment rate of formal high schools in Zhongkao is around 60% in 2019. The 40% students who fail in the examination could either choose to go to vocational education or to retake the examination in the next year. Enrolment Rate of Formal High Schools (Yangtze River Delta), 2015 – 2024E Number of Students (Thousand) 53.5% Source: National Bureau of Statistics of China; Frost & Sullivan 32 55.1% 56.8% 58.4% 60.2% 61.4% 62.7% 63.9% 65.2% 66.5% 4 0% 2 0% 0% 6 0% 1 0 0% 8 0% 2 0 15 2 0 16 2 0 17 2 0 18 2 0 19 2 0 20E 2 0 21E 2 0 22E 2 0 23E 2 0 24E

Number of Students Taking Gaokao in Yangtze River Delta • The number of students taking Gaokao dropped in 2016 and 2017 and gradually recover since then. The total number decreased from 724.4 thousand in 2015 to 654.6 thousand in 2019, representing a CAGR of approximately - 2.5%. • However, the number is likely to grow mildly in the next few years due to the higher enrolment rate of formal high schools. Number of Students Taking Gaokao (Yangtze River Delta), 2015 – 2024E Number of Students (Thousand) 724.4 680.0 631.2 642.5 654.6 667.0 690.6 713.8 715.0 729.9 1 0 00 900 800 700 600 500 400 300 200 100 0 2 0 15 2 0 16 2 0 17 2 0 18 2 0 19 2 0 20E 2 0 21E 2 0 22E 2 0 23E 2 0 24E 15 - 19 CAGR Source: National Bureau of Statistics of China; Frost & Sullivan 33 19 - 24E CAGR Number of Students - 2. 5% 2. 2%

Enrolment Rate of Undergraduate Universities in Yangtze River Delta • The enrolment rate of undergraduate universities and colleges through Gaokao is around 56% in 2019. Students who fail in the examination could either choose to go to vocational education or to retake the examination in the next year. Enrolment Rate of Undergraduate Universities (Yangtze River Delta), 2015 – 2024E Number of Students (Thousand) 54.4% Source: National Bureau of Statistics of China; Frost & Sullivan 34 55.1% 55.9% 56.0% 56.3% 56.6% 56.7% 57.1% 57.6% 58.0% 4 0% 2 0% 0% 6 0% 1 0 0% 8 0% 2 0 15 2 0 16 2 0 17 2 0 18 2 0 19 2 0 20E 2 0 21E 2 0 22E 2 0 23E 2 0 24E

Number of Former Students Retaking Gaokao in Yangtze River Delta • The number of students retaking Gaokao accounted for around 6.2% of the total number of students taking the Gaokao examination in 2019. The penetration rate stays stably at around 6% to 7% from 2019 to 2024. Number of Former Students Retaking Gaokao (Yangtze River Delta), 2015 – 2024E Number of Students (Thousand) 48.2 Source: National Bureau of Statistics of China; Frost & Sullivan 35 42.2 36.7 38.3 39.9 41.5 43.7 45.9 46.8 48.6 30 20 10 0 40 50 60 70 80 2 0 15 2 0 16 2 0 17 2 0 18 2 0 19 2 0 20E 2 0 21E 2 0 22E 2 0 23E 2 0 24E 15 - 19 CAGR 19 - 24E CAGR Number of Students - 4.6% 4.0%

Revenue of Gaokao Retake Training Services Providers • Benefit from the favorable policy that public schools are not allowed to enroll former students, the total revenue of specialized schools that provide Gaokao retake training services has witnessed a growth from 2015 to 2019 with a CAGR of approximately 3 . 6% . The market is likely to keep growing in the coming future due to the fierce competition of Gaokao . Revenue of Gaokao Retake Training Services Providers (Yangtze River Delta), 2015 – 2024E Revenue (Mn RMB) 644.9 Source: National Bureau of Statistics of China; Frost & Sullivan 36 589.7 640.6 691.8 742.8 809.3 881.2 930.7 1,001.3 1,073.1 4 0 0 2 0 0 0 6 0 0 8 0 0 1 0 00 1 2 00 2 0 15 2 0 16 2 0 17 2 0 18 2 0 19 2 0 20E 2 0 21E 2 0 22E 2 0 23E 2 0 24E 15 - 19 CAGR 19 - 24E CAGR Revenue 3.6% 7.6%

Number of Former Students Enrolled in Gaokao Retake Training Services • The number of students enrolled in Gaokao retake training services in Yangtze River Delta increased from 27.4 thousand to 28.6 thousand from 2015 to 2019. The number is forecast to reach 36.7 thousand in 2024. Number of Former Students Enrolled in Specialized Gaokao Retake Training Schools (Yangtze River Delta), 2015 – 2024E Number of Students (Thousand) 27.4 Source: National Bureau of Statistics of China; Frost & Sullivan 37 24.4 25.9 27.2 28.6 30.4 32.4 33.4 35.1 36.7 20 15 10 5 0 25 30 35 40 2 0 15 2 0 16 2 0 17 2 0 18 2 0 19 2 0 20E 2 0 21E 2 0 22E 2 0 23E 2 0 24E 15 - 19 CAGR 19 - 24E CAGR Number of Students 1.1% 5.1%

Average Price of Gaokao Retake Training Services in Yangtze River Delta • The average price of Gaokao retake training services in Yangtze River Delta increased from RMB 23 . 1 thousand per year in 2015 to RMB 25 . 7 thousand per year in 2019 with a CAGR of approximately 2 . 7% . The price grows in line with the growing disposable income in the region . Average Price of Gaokao Retake Training Services (Yangtze River Delta), 2015 – 2024E Average Price (Thousand RMB) 23.1 Source: National Bureau of Statistics of China; Frost & Sullivan 38 23.7 24.4 25.1 25.7 26.4 27.0 27.7 28.5 29.2 20 15 10 5 0 25 30 35 2 0 15 2 0 16 2 0 17 2 0 18 2 0 19 2 0 20E 2 0 21E 2 0 22E 2 0 23E 2 0 24E

Number of Former Students Enrolled in Gaokao Retake Training Services • The number of students enrolled in Gaokao retake training services in Zhejiang increased from 9.1 thousand to 9.8 thousand from 2015 to 2019. The number is forecast to reach 11.4 thousand in 2024. Number of Former Students Enrolled in Specialized Gaokao Retake Training Schools (Zhejiang), 2015 – 2024E Number of Students (Thousand) 9.1 Source: National Bureau of Statistics of China; Frost & Sullivan 39 8.6 9.2 9.6 9.8 10.3 10.7 10.8 11.1 11.4 6 3 0 9 12 15 2 0 15 2 0 16 2 0 17 2 0 18 2 0 19 2 0 20E 2 0 21E 2 0 22E 2 0 23E 2 0 24E 15 - 19 CAGR 19 - 24E CAGR Number of Students 1.9% 3.1%

Major Drivers 1 Relatively Low Enrolment Rate 2 Growing Disposable Income 3 Favorable Policies Major Drivers Description Relatively Low Enrolment Rate Unlike some of the developed countries such as the U . S . , U . K . and Germany who provide 12 years of compulsory education, the compulsory education phase in China only covers primary education and lower secondary education . Only around half of the middle school students are enrolled in formal high schools, among which half would be further enrolled in undergraduate universities and colleges . The competition in Zhonghao and Gaokao is rather fierce due to the low enrolment rate . Students who fail the examination are likely to take another chance and take part in retake training services . Also, the implement of two - child policy is likely to boost the number of students and further drive the market in the future . Growing Disposable Income The disposable income of Chinese residents increased from RMB 22 . 0 thousand in 2015 to RMB 30 . 7 thousand in 2019 , while that of residents in Yangtze River Delta increased from RMB 34 . 7 thousand to RMB 48 . 6 thousand during the same period . In line with the growing disposable income, Chinese parents are more willing to spend on children’s education in order to get a bright future . The higher expenditure on education is likely to drive the market of Zhongkao and Gaokao retake training services market . Favorable Policies The Ministry of Education issued the Notice of the Ministry of Education on Several Issues about Strengthening School - Running Management of Basic Education ( 澦 ݾਃୂҼйԆڠׂॅݾਃԄ؆঒ࣲਲ਼ٴ୼ொङପ ऽ 澧 ) in February 2002 . According to the notice, public schools are neither allowed to set class for former students nor allowed to enroll former students into classes in Grade 12 . Hence, specialized schools providing retake training services are the only legal way for students who want to take Gaokao for twice or more times, which strongly drives the market of Gaokao retake training services . Source: Frost & Sullivan 40 Market Drivers of Zhongkao and Gaokao Retake Training Services

Competitive Landscape of Gaokao Retake Training Services Market in Zhejiang Province

Market Concentration (Zhejiang Province), 2019


100%
80%
60%
40%
20%
0%
Top 5, 41.9%
Others, 58.1%

Total Student Enrollments: 9.8 Thousands

Market Share of Top 5 Providers (Zhejiang Province), 2019


Jianren, 16.3%
Qiushi, 15.3%
The Company, 4.1%
Tailai, 3.1%
Yuying, 3.1%

Student Enrollments of Top 5 Providers (Zhejiang Province), 2019


Jianren
1.6
Qiushi
1.5
The Company
0.4
Tailai
0.3
Yuying
0.3

Unit: Thousand Students

- The Gaokao retake training services market in Zhejiang Province is relatively concentrated with dozens of services providers. In 2019, the top five providers together occupied 41.9% of the market share in terms of student enrollments.
- Jianren was the largest Gaokao retake training services providers in 2019, the total enrollment of Jianren was 1.6 thousand students, accounting for 16.3% of the market. Qiushi ranked at the second place with a number of 1.5 thousand students. The Company ranked at the third place in the Gaokao retake training services market in Zhejiang Province. The student enrollments of the Company was 0.4 thousand in 2019, taking approximately 4.1% market share in Zhejiang Province. Followed by Tailai and Yuying, they each had approximately 0.3 thousand students enrolled in 2019.
- The acceptance rate of Yangfushan in the Gaokao of 2020 was 100%, which was one of the Gaokao retake training services providers with the highest acceptance rate in Zhejiang Province.

Source: Frost & Sullivan

FROST & SULLIVAN

Policies and Regulations of Zhongkao and Gaokao Retake Training Services Market

Laws/Measures	Enacted/Implemented by	Issue Date
Opinion of the Department of Education of Jiangsu Province on Further Regulating the Enrollment Process in Compulsory Education and Formal High Schools 《江苏省教育厅关于进一步规范义务教育阶段和普通高中招生工作的意见》	Department of Education of Jiangsu Province 江苏省教育厅	2010 Jan
According to the notice, public schools in Jiangsu Province are not allowed to set class for former students. The notice also encourages the development of private schools.		
Notice of the Education Committee of Shanghai on Restating the Statement that Public High Schools in Shanghai are not Allowed to Set Retaking Classes by Occupying Normal Education Resources 《上海市教育委员会关于重申本市公办高中不得占用学校正常教育资源举办高中毕业生复读班的通知》	Education Committee of Shanghai 上海市教育委员会	2008 Oct
The opinion was issued to state that public schools in Shanghai are not allowed to enroll former students.		
Notice of the Ministry of Education on Several Issues about Strengthening School-Running Management of Basic Education 《教育部关于加强基础教育办学管理若干问题的通知》	Ministry of Education 教育部	2002 Feb
According to the notice, public schools are neither allowed to set class for former students nor allowed to enroll former students into classes in Grade 12.		

Source: Frost & Sullivan

42

FROST & SULLIVAN

Future Trends and Opportunities Threats and Challenges Source: Frost & Sullivan 43 • Increasing Penetration Rate of Specialized Schools : Although public schools are not allowed to enroll former students who want to retake Gaokao according to th e Notice of the Ministry of Education on Several Issues about Strengthening School - Running Management of Basic Education ( 澦 ݾ ਃ ୂ Ҽ й Ԇ ڠ ׂ ॅ ݾ ਃ Ԅ ؆ ঒ ࣲ ਲ਼ ٴ ୼ ொ ङ ପ ऽ 澧 ) issued by the Ministry of Education in February 2020 , a large number of students still choose to study in formal high schools . However, as the supervision becomes stricter in China, it is likely that an increasing share of students would attend specialized schools focus on providing retake training services in the future . Future T rends • Growing Concentration Rate : Students and their parents prefer schools with high reputation, and high enrolment rate . Schools with good track record performance are able to attract more students . Hence the concentration rate of the market is likely to keep growing . It would become harder for Small brands without good track record performance to recruit students . Future Trends, Threats and Challenges of Zhongkao and Gaokao Retake Training Services Market

Abbreviations and Terms Source: Frost & Sullivan 44 • CAGR : compound annual growth rate • China : if not specified refers to mainland China, excluding Hong Kong, Taiwan and Macau • GDP: gross domestic product • RMB: Renminbi, the lawful currency of the PRC Abbreviations and Terms • Value and percentage figures in this report are all rounded. Figures may not add up to the respective totals owing to rounding. • The base year is 2019. The historic period is from 2015 to 2018. The forecast period is from 2020 to 2024. Note to Numeric Calculations Limitations in Source of Information • Interviews with end - users, venders and distributors are conducted to collect information for this report, based on a best - efforts basis. • Frost & Sullivan will not be responsible for any information gaps where interviewees have refused to divulge confidential data or figures. • In instances where information is not available, figures based on similar indicators combined with Frost & Sullivan in - house analysis will be deployed to arrive at an estimate. • Frost & Sullivan will state the information sources at the bottom right - hand corner of each slide for easy reference.

Methodologies Source: Frost & Sullivan 45 ▪ Frost & Sullivan is an independent global consulting firm, which was founded in 1961 in New York . It offers industry research and market strategies and provides growth consulting and corporate training . Its industry coverage in China includes automotive and transportation, chemicals, materials and food, commercial aviation, consumer products, energy and power systems, environment and building technologies, healthcare, industrial automation and electronics, industrial and machinery, and technology, media and telecom . ▪ The Frost & Sullivan’s report includes information on China’s macro economy overview, China’s minority language training services market analysis, China’s Zhongkao and Gaokao retake training services market analysis and other economic data . ▪ The market research process for this study has been undertaken through detailed primary research which involves discussing the status of the industry with leading industry participants and industry experts . Secondary research involved reviewing company reports, independent research reports and data based on Frost & Sullivan’s own research database . ▪ Projected total market size was obtained from historical data analysis plotted against macroeconomic data as well as specific related industry drivers . ▪ Frost & Sullivan’s report was compiled based on the below assumptions: – China’s economy is likely to maintain steady growth in the next decade ; – China’s social, economic, and political environment is likely to remain stable in the forecast period ; – Market drivers like great attention on children's education of Chinese households, supports from central and local government, improved investment on private education of the entire society and increase of income and wealth are likely to drive China’s primary and secondary education service market ; ▪ All the data and information regarding the Group is provided by the Group itself.

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